Exhibit 99.6

AMENDMENT TO

SHARE PURCHASE AGREEMENT

This Amendment to Share Purchase Agreement (this “Amendment”) is entered into as of September 7, 2015 by and among Wowo Limited, a Cayman Islands company (the “Wowo”), New Admiral Limited, a Cayman Islands company (the “Purchaser”), Ms. Xiaoxia Zhu and Ms. Huimin Wang (each of Ms. Xiaoxia Zhu and Ms. Huimin Wang, the “Sellers’ Representative”).

RECITALS

WHEREAS, Wowo, the Purchaser and certain parties entered into a share purchase agreement dated June 5, 2015 (the “Agreement”), relating to the sale and purchase of all of the issued and outstanding ordinary shares of Join Me Group (HK) Investment Company Limited, a company incorporated in Hong Kong with limited liability.

WHEREAS, pursuant to Section 12.7 of the Agreement, any term of the Agreement may be amended, supplemented, or otherwise modified only by the Purchaser and the Sellers’ Representative in writing.

Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

IT IS HEREBY AGREED THAT:

1. Amendment

1.1	The definition of “Subscription Agreement” as set forth in Section 1.1 of the Agreement is amended and replaced in its entirety by the following:

““Subscription Agreement” means the share subscription agreement entered into by and between Wowo and Mr. Maodong Xu, as of the date hereof, as amended from time to time.”

1.2	Section 2.2(a) of the Agreement is amended and replaced in its entirety by the following:

“2.2(a) 741,422,780 newly issued ordinary shares of Wowo (the “Share Consideration”), the number of which takes into account all the ordinary shares of Wowo to be issued pursuant to the Subscription Agreement; and”

1.3	Section 2.4(e) of the Agreement is amended and replaced in its entirety by the following:

“(e)	The Purchaser shall, and Wowo shall cause the Purchaser to, pay the remaining fifty (50%) of the Cash Consideration to the Sellers by wire transfer of immediately available funds the Sellers’ Representative prior to September 18, 2015 or any other date as agreed by the Purchaser and the Sellers’ Representative, pursuant to written wire transfer instructions delivered to the Purchaser.”

1.4	Section 4.6 of the Agreement is deleted in its entirety and replaced by the following:

“4.6 [Reserved]”

1.5	The last paragraph of Section 6.9 of the Agreement is amended and replaced in its entirety by the following:

“Within six (6) months from the date of the Closing, Wowo shall cause each of Mr. Maodong Xu and the Sellers’ Representative to be entitled to nominate a person who will serve as a co-chief executive officer of Wowo. The initial co-chief executive officers shall be Ms. Xiaoxia Zhu and Mr. Jianguang Wu. In the case of the resignation of a co-chief executive officer within six (6) months from the date of the Closing, the other co-chief executive officer shall assume the position of chief executive officer until the party nominating the resigning co-chief executive officer has nominated another person and such person has been appointed as a co-chief executive officer.”

1.6	Exhibit E of the Agreement is deleted in their entirety.

2.	Effect

2.1	This Amendment is duly made in compliance with Section 12.7 and other applicable clauses of the Agreement, and is effective upon execution. This Amendment shall be deemed incorporated into, and form a part of, the Agreement and have the same legal validity and effect as the Agreement. In the event of any conflict, inconsistency or discrepancy between this Amendment and the Agreement, the provisions of this Agreement shall prevail.

2.2	Except as expressly amended hereby, all terms and provisions of the Agreement shall remain in force and effect, and all references to the Agreement shall hereafter refer to the Agreement as amended by this Amendment and as it may hereafter be further amended or restated.

3.	Miscellaneous

2.1	The following provisions in the Agreement, namely, “Modification” (Section 12.7), “Governing Law” (Section 12.11), “Dispute Resolution” (Section 12.12) and “Notices” (Section 12.16) shall apply, mutatis mutandis, to this Amendment.

2.2	This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date herein above first written.

WOWO

Wowo Limited

By: _/s/ Maodong Xu________________

Name: Maodong Xu

Title: Authorized Signatory

PURCHASER

New Admiral Limited

By: _/s/ Maodong Xu________________

Name: Maodong Xu

Title: Authorized Signatory

Sellers’ REPRESENTATIVE

By: _/s/ Xiaoxia Zhu_________________

Name: Xiaoxia Zhu

By: _/s/ Huimin Wang_________________

Name: Huimin Wang

[SIGNATURE PAGE TO AMENDMENT TO SHARE PURCHASE AGREEMENT]